EXHIBIT 99.1

Animal Health International, Inc. Announces An Extension of Its Credit Facility and Third Quarter of Fiscal 2009 Earnings

WESTLAKE, Texas, May 7, 2009 (GLOBE NEWSWIRE) -- Animal Health International, Inc. (Nasdaq:AHII) announced today that net sales declined 11.6%, or $19.7 million, to $150.9 million for the three months ended March 31, 2009, compared to $170.6 million for the same quarter last year. Net loss was $0.3 million or $-0.01 per fully diluted share. Last year, net income for the third quarter was $1.9 million or $0.08 per fully diluted share.

 * The decrease in net sales was primarily attributable to lower spending by production animal customers whose profits have been constrained by fluctuating commodity prices and the general economic slowdown.
 * Gross margin declined $7.5 million with $3.3 million due to lower sales volume and $1.5 million due to lower rebates from vendors.
   Margins in our Canadian subsidiary, Kane Veterinary Supplies (Kane)
   declined $0.9 million due to exchange rates and a heavier mix of low margin product. Margins in the third quarter were 16.8% of net sales compared to 19.2% in the third quarter last year.
 * Selling, General & Administrative (SG&A) expenses for the quarter declined $3.3 million from the same period last year as a result of lower variable selling expense and cost reductions.
 * Earnings before interest, tax, depreciation and amortization
   (EBITDA) for the quarter was $3.7 million, a decrease of $4.2 million compared to the same period last year.

Year to date net sales declined 6.3%, or $33.8 million, to $504.4 million. Net income was $2.2 million or $0.09 per fully diluted share. Last year the net income for the year to date was $8.4 million or $0.35 per fully diluted share.

 * As in the quarter, the decrease in net sales year to date was primarily attributable to lower spending by production animal customers whose profits have been constrained by fluctuating commodity prices and the general economic slowdown.
 * Gross margin declined $13.5 million for the nine months and was
   17.4% of net sales compared to 18.8% for the same period last year.
   Domestic gross margin was down $14.7 million with the decline driven equally by reductions in volume and rebates. Kane gross margins increased $1.2 million. Volume contributed $2.2 million while margins declined $1.0 million due to unfavorable exchange rates and a heavier mix of low margin product. Last year reflected only second and third quarter operations for Kane, as it was acquired in October
   2007.
 * SG&A expenses for the nine months decreased $2.5 million from the same period last year. Kane caused a $1.4 million increase in SG&A this year while domestic spending on SG&A declined $3.9 million as a result of lower variable selling expense and cost reductions.
 * EBITDA for the year to date was $17.3 million, a decrease of $11.1 million when compared to the same period last year.

At March 31, 2009, the Company's availability under its Revolver totaled $24.9 million, and the Company is in compliance with all of its financial covenants.

Extension and Change in Terms of Revolving Credit Facility

On May 5, 2009, the Company extended the expiration of its Revolving Credit Facility to the earlier of June 30, 2012 or 60 days prior to the maturity date of the Term Note, which currently matures on May 31, 2011. Other changes to the Revolver include increasing the margin pricing matrix from LIBOR + 200 bps to LIBOR plus 350 bps and amending total capacity to $130 million. Availability immediately following this Revolver amendment totaled $27.0 million.

Fiscal Year 2009 Guidance

The following statements are based on current information and the Company assumes no obligation to update them. These statements are forward-looking and inherently uncertain.

Net sales for fiscal year 2009 are expected to be in the range of $645 to $660 million. EBITDA, excluding any one-time charges, is estimated to be in the range of $22.0 to $25.0 million, and net income to be in the range of $2.1 to $3.7 million for the fiscal year ending June 30, 2009.

Conference Call

The Company plans to host its investor conference call today at 10:00 a.m. Eastern Daylight Time to discuss these results and its business outlook. You can access the conference call by dialing 877-407-9205. Participants will be required to register their name and company affiliation for the conference call. Audio replay will be made available by accessing the Company's web site at www.ahii.com under the Investor Relations tab.

Use of Non-GAAP measures

EBITDA represents net income (loss) before interest expense, income tax expense, depreciation and amortization, stock option expense, and acquisition costs. We present EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), the non-cash impact of the expensing of stock options, and the impact of purchase accounting. Because EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

 * EBITDA does not reflect our cash expenditures, or future
   requirements for capital expenditures or contractual commitments.
   Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements;
 * EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
 * EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
 * Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

About Animal Health International, Inc.

Animal Health International, Inc., through its wholly owned subsidiaries, is engaged in the distribution of animal health products in the United States and Canada. The Company's subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 65,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the Company's subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, pet foods, devices and supplies. The Company was founded in 1954, and has its corporate headquarters located in Westlake, Texas.

The Animal Health International logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3240

Safe Harbor for Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Animal Health International can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from Animal Health International's expectations include, but are not limited to, the general economic downturn, the outbreak of an infectious disease within an animal population, Animal Health International's inability to maintain relationships with manufacturers, consolidation in the animal heath products industry, an adverse change in manufacturer rebates or Animal Health International's inability to meet applicable rebate targets, the loss of key personnel, the loss of products or delays in product availability from one or more manufacturers, exchange rate risks, changes in customer preferences, and other risks detailed in Animal Health International's filings with the Securities and Exchange Commission, including Animal Health International's Annual Report on Form 10-K, which was filed on September 9, 2008, as amended on December 16, 2008. Such forward-looking statements speak only as of the date of this press release. Animal Health International expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Animal Health International's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

                    ANIMAL HEALTH INTERNATIONAL, INC.
            Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)
                             (Unaudited)

                                Three months ended   Nine months ended
                                      March 31,          March 31,
                                ------------------  ------------------
                                  2008      2009      2008      2009
                                --------  --------  --------  --------
 Net sales                      $170,650  $150,931  $538,245  $504,431
 Direct cost of products sold    137,815   125,602   436,875   416,534
                                --------  --------  --------  --------
 Gross Profit                     32,835    25,329   101,370    87,897
 Selling, general, and
  administrative expenses
  (including salary, wages,
  commission, and related
  benefits)                       25,546    22,227    74,725    72,242
 Depreciation and amortization     1,924     2,039     5,281     6,169
                                --------  --------  --------  --------
  Operating income                 5,365     1,063    21,364     9,486
 Other income (expense):
  Other income                       219       206       772       624
  Interest expense                (2,492)   (1,877)   (7,858)   (6,500)
                                --------  --------  --------  --------
   Income (loss) before income
    taxes                          3,092      (608)   14,278     3,610
 Income tax benefit (expense)     (1,215)      284    (5,833)   (1,381)
                                --------  --------  --------  --------
   Net income (loss)            $  1,877  $  (324)  $  8,445  $  2,229
 ---------------------------------------------------------------------
 Earnings (loss) per share:
  Basic                         $   0.08  $  (0.01) $   0.35  $   0.09
  Diluted                       $   0.08  $  (0.01) $   0.35  $   0.09
 Weighted average shares
  outstanding:
  Basic                           24,330    24,330    24,330    24,330
  Diluted                         24,373    24,330    24,358    24,330
 ---------------------------------------------------------------------

                    ANIMAL HEALTH INTERNATIONAL, INC.
                 Condensed Consolidated Balance Sheets
                            (In thousands)
                             (Unaudited)

                                          June 30, 2008  March 31, 2009
                                          -------------  --------------
                        Assets

 Current assets:
  Cash and cash equivalents               $       2,452  $       1,704
  Accounts receivable, net                       84,549         75,206
  Merchandise inventories, net                   98,847        100,429
  Other current assets                            6,114          6,304
                                          -------------  -------------
   Total current assets                         191,962        183,643
 Noncurrent assets:
  Property, plant, and equipment, net            17,096         16,211
  Goodwill and other intangible assets          151,876        151,247
  Other noncurrent assets                         4,365          3,181
                                          -------------  -------------
   Total assets                           $     365,299  $     354,282
                                          =============  =============
              Liabilities and Stockholders' Equity

 Current liabilities:
  Accounts payable                        $      86,213  $      85,443
  Accrued liabilities                            13,879         12,263
  Current portion of long-term debt               1,259            918
                                          -------------  -------------
   Total current liabilities                    101,351         98,624
 Noncurrent liabilities:
  Long-term debt, net of current portion        137,162        128,302
  Other noncurrent liabilities                   30,562         30,386
                                          -------------  -------------
   Total liabilities                            269,075        257,312
                                          -------------  -------------

 Stockholders' equity                            96,224         96,970
                                          -------------  -------------
   Total liabilities and stockholders'
    equity                                $     365,299  $     354,282
                                          =============  =============

                   ANIMAL HEALTH INTERNATIONAL, INC.
                         EBITDA Reconciliation
                            (In thousands)
                              (Unaudited)

                                Three months ended   Nine months ended
                                     March 31,           March 31,
                                ------------------  ------------------
                                  2008      2009      2008      2009
                                --------  --------  --------  --------
 Net Income (loss)              $  1,877  $   (324) $  8,445  $  2,229
  Interest expense                 2,492     1,877     7,858     6,500
  Income tax expense (benefit)     1,215      (284)    5,833     1,381
  Depreciation and amortization    1,924     2,039     5,281     6,169
  Stock option expense               344       360     1,007     1,044
  Acquisition costs                    7        --         7         3
                                --------  --------  --------  --------
 EBITDA                         $  7,859  $  3,668  $ 28,431  $ 17,326
                                ========  ========  ========  ========

CONTACT:  Animal Health International, Inc.
          William Lacey
          (817) 859-3000